   As filed with the Securities and Exchange Commission on February 25, 1997

                                                      Registration No.333-_____
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             QUARTERDECK CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                 95-4320650
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                Identification Number)

                               13160 Mindanao Way
                        Marina del Rey, California 90292
                                 (310) 309-3700

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            BRADLEY D. SCHWARTZ, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             QUARTERDECK CORPORATION
                               13160 MINDANAO WAY
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 309-3700

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             KAREN E. BERTERO, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3197
                                 (213) 229-7000

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
              TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ X ]

                  If this Form is filed to register additional securities for an offering pursuant Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement from the same offering.[   ]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.[   ]

                  If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.[   ]

                              -------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                 PROPOSED          PROPOSED
                                               AMOUNT            MAXIMUM           MAXIMUM
        TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE      AGGREGATE        AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED (1)      PER SHARE      OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 par value    1,180,358 shares        $21.18        $25,000,000       $7,576.00
----------------------------------------------------------------------------------------------------------------

(1)  Subject to certain anti-dilution and other adjustments.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1997
PROSPECTUS

                             QUARTERDECK CORPORATION
                                  COMMON STOCK
                                ($.001 PAR VALUE)

                                1,180,358 SHARES

                  This Prospectus relates to 1,180,358 shares, subject to certain anti-dilution and other adjustments, of Common Stock, par value $.001 per share ("Common Stock"), of Quarterdeck Corporation, a Delaware corporation (the "Company"), issuable upon conversion of $25,000,000 principal amount of the Company's 6% Convertible Senior Notes due March 31, 2001 (the "Notes"). The Company is registering the Common Stock pursuant to the terms of a Note Agreement dated as of March 1, 1996, between the Company and the holder of the Notes (the "Note Agreement").

                  The Company will not receive any proceeds from conversion of the Notes into shares of Common Stock. The Company will pay all of the expenses associated with the registration of the Common Stock, estimated to be approximately 47,576.00.

                  The Common Stock is quoted on the Nasdaq National Market under the symbol "QDEK." On February 24, 1997, the last reported sale price per share of the Common Stock, as quoted on the Nasdaq National Market, was $4.00.

                          -----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997.

                              AVAILABLE INFORMATION

                  Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to this Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), each statement being qualified in all respects by such reference and the exhibits and schedules hereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at the Jacob K. Javits Federal Building, 75 Park Place, New York, New York 10278. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended September 30, 1996, (ii) the Current Report on Form 8-K dated January 14, 1997,
(iii) the Quarterly Report on Form 10-Q for the quarter ended December 31, 1996,
(iv) the Registration Statement on Form 8-A filed April 26, 1991, and (v) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Quarterdeck Corporation, Attention: Corporate Secretary, 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.

                                   THE COMPANY

                  The Company develops, markets and supports computer software products and offer services and two strategic business units: Utilities and Communications and Internet Solutions. The Company creates smart tools that enhance computing on Desktop PCs, the Internet and intranet. The Company offers software solutions for corporate, small business, government, education and individual users in a number of areas including performance enhancement; disc file and space management; software and hardware diagnostic/conflict resolutions; communications; intranet search and enablement; and graphics conversion.

                  The Company was incorporated in California in 1982 as Quarterdeck Office Systems. In June 1991, the Company changed its state of incorporation from California to Delaware and in February 1995 changed its name to Quarterdeck Corporation.

                  The principal offices of the Company are located at 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.

                    RISK FACTORS; FORWARD LOOKING STATEMENTS

                  Documents incorporated by reference in this Prospectus contain disclosure regarding certain risk factors with respect to the Company and an investment therein. Potential investors are urged to consider such risk factors prior to making an investment decision with respect to the Common Stock. Such factors include, but are not limited to, the Company's fluctuating operating results and liquidity. The Company's revenues and quarterly operating results may experience significant fluctuations and be unpredictable as a result of a number of factors including, among others, introduction of new or enhanced products by the Company or its competitors, rapid technological changes in the Company's markets, seasonality of revenues, changes in operating expenses and general economic conditions.

                  At December 31, 1996, cash and cash equivalents totaled $11,873,000 as compared to $25,554,000 at September 30, 1996. The decrease in the cash and cash equivalent balances of $13,681,000 during the quarter is primarily the result of the decrease in net revenues from memory management products and cash utilized for operating activities. Cash and cash equivalents decreased to $8,500,000 at February 12, 1997. Working capital at December 31, 1996 amounted to a deficit of $4,399,000, an improvement of $285,000 as compared to the deficit of $4,684,000 at September 30, 1996. The Company believes existing cash and cash equivalents, borrowing capacity, plus funds provided by operations and the anticipated proceeds from the divestiture of non-core products and technologies, as well as anticipated proceeds from the sale of, or other take-out financing arrangements with respect to, an office building owned by the Company, should be sufficient to fund operations through December 31, 1997. The company also initiated a corporate restructuring in fiscal 1996 in an effort to reduce operating expenses. Although expense reductions resulting from the restructuring are anticipated to provide additional funds from operations in future quarters, there is no assurance that such anticipated savings will occur or that any such increase will result in adequate operating funds, or that product sales will occur at anticipated levels or that anticipated proceeds from divestitures and/or the office building sale or take-out financing will occur, or that additional financing will be available, or if available, will be available on acceptable terms. Should product orders or shipments be delayed or should the Company experience significant shortfalls in planned revenues or collections, or not achieve sufficient cost savings as a result of the restructuring, or experience unforeseen fixed expenses, the Company believes it has the ability to make additional reductions to variable expenses to extend its capital. The Company is actively pursuing an alternative line of credit with additional borrowing capacity and is exploring other financing alternatives, including additional sales of equity securities, in order to finance the core business of the Company and help provide adequate working capital for operations. Any decision or ability to obtain financing through equity investment will depend on various factors, including among others, financial market conditions, strategic acquisition and investment opportunities, and developments in the Company's markets. The sale of additional equity securities or future conversion of any convertible security would result in additional dilution to the Company's stockholders.

                  Documents incorporated herein by reference in this Prospectus contain forward looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in such documents. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Prospectus.

                                 USE OF PROCEEDS

                  The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

                              PLAN OF DISTRIBUTION

                  The Common Stock covered by this Prospectus will be issued from time to time by the Company upon conversion of the Notes.

                                  LEGAL MATTERS

                  Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                  MISCELLANEOUS

                  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following expenses will be paid by the Company.

         SEC Registration Fee                             $   7,576
                                                          ---------
         Nasdaq Application Fee                              17,500
         Legal fees and expenses*                            10,000
         Accounting fees and expenses*                        5,000
         Blue sky fees and expenses*                          2,500
         Miscellaneous*                                       5,000
                                                          ---------
                  TOTAL*                                  $  47,576
                                                          ---------

--------------------

*Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide: (i) the Registrant is required to indemnify its directors and officers and may indemnify its other employees and agents, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;
(ii) the Registrant is required to advance expenses, as incurred, to such directors and officers and may advance expenses to such other employees and agents in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers, employees and agents; (iv) the Registrant may maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers, employees and agents. The Registrant has also entered into an agreement with its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. These indemnification provisions, and the Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, may be sufficiently broad to permit indemnification of the Registrants, officers and directors for liabilities arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

                  The following are filed as exhibits to this Registration
Statement:

     Exhibit Number                   Description
     --------------                   -----------
          4.1*      Note Agreement, dated as of March 1, 1996, between
                    Quarterdeck Corporation and The Northwestern Mutual Life
                    Insurance Company, as holder of the Notes.

          5.1       Opinion and consent of Gibson, Dunn & Crutcher LLP.

          23.1      Consent of Gibson, Dunn & Crutcher LLP (contained in
                    Exhibit 5.1).

          23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

          24.1      Power of Attorney (included on page II-4).

---------------

* Previously filed as Exhibit 99.4 to the Company's Current Report on Form 8-K, filed March 28, 1996.

ITEM 17.          UNDERTAKINGS

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee," table in the effective registration statement;

                           (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto to duly authorized, in the City of Los Angeles, State of California, on this 24th day of February, 1997.

                                    QUARTERDECK CORPORATION

                                    By:  /s/ CURTIS A. HESSLER
                                         ---------------------------
                                             Curtis A. Hessler
                                             President and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

                  We, the undersigned directors and officers of Quarterdeck Corporation, do hereby constitute and appoint Curtis A. Hessler and Frank R. Greico our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments or use and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                                      Date
                ---------                                        -----                                      ----
/s/     CURTIS A. HESSLER                    President and Chief Executive Officer                   February 24, 1997
------------------------------------------   (Principal Executive Officer), Director
Curtis A. Hessler


/s/         FRANK R. GREICO                 Senior Vice President and Chief Financial
------------------------------------------  Officer (Principal Financial and Accounting
Frank R. Greico                             Officer)                                                 February 24, 1997

/s/       FRANK W. T. LAHAYE                Director                                                 February 24, 1997
------------------------------------------
Frank W. T. LaHaye

/s/        HOWARD L. MORGAN                 Director                                                 February 24, 1997
------------------------------------------
Howard L. Morgan

/s/          KING R. LEE                    Director                                                 February 24, 1997
------------------------------------------
King R. Lee

/s/    WILLIAM H. LANE III                  Director                                                 February 24, 1997
------------------------------------------
William H. Lane III

                                INDEX TO EXHIBITS

     Exhibit Number                   Description
     --------------                   -----------
          4.1*      Note Agreement, dated as of March 1, 1996, between
                    Quarterdeck Corporation and The Northwestern Mutual Life
                    Insurance Company, as holder of the Notes.

          5.1       Opinion and consent of Gibson, Dunn & Crutcher LLP.

          23.1      Consent of Gibson, Dunn & Crutcher LLP (contained in
                    Exhibit 5.1).

          23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

          24.1      Power of Attorney (included on page II-4).

----------------

* Previously filed as Exhibit 99.4 to the Company's Current Report on Form 8-K, filed March 28, 1996.